Exhibit 99.1

15 West 6th Street, Suite, 1800 · Tulsa, Oklahoma  74119 · (918) 513-4570 · Fax: (918) 513-4571

www.laredopetro.com

LAREDO PETROLEUM HOLDINGS, INC. ANNOUNCES

PLANNED RETIREMENT OF SR. VP AND CFO WOMBLE

TULSA, OK — June 14, 2012 -- Laredo Petroleum Holdings, Inc (NYSE: LPI) (“Laredo” or “the Company”) announced today that its Senior Vice President and Chief Financial Officer, W. Mark Womble, has informed the Chairman of the Board of his intent to retire within the next 12 months.  The Company has initiated the search process for Mr. Womble’s successor. Mr. Womble will assist in conducting the search for and work closely with his replacement. He has also agreed to be available to the Company for consultation following his retirement to ensure a smooth transition.

Randy A. Foutch, Laredo’s Chairman and Chief Executive Officer commented, “During the past 10 years Mark has helped our team in building successful oil and gas companies, and he has been an integral part of Laredo’s disciplined growth.  I consider him a close friend and business partner and I am pleased that he will be able to spend more time with his family in Virginia which now includes his first two grandchildren.”

About Laredo

Laredo Petroleum Holdings, Inc. is an independent oil and natural gas company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the exploration, development and acquisition of oil and natural gas properties in the Permian and Mid-Continent regions of the United States.

For additional information about Laredo Petroleum, please visit our website at www.laredopetro.com.

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Contact:

Rick Buterbaugh

Investor Relations

(918) 513-4570

RButerbaugh@laredopetro.com